SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 11, 2010

WORLD ACCEPTANCE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street
Greenville, South Carolina 29607
(Address of Principal Executive Offices)
(Zip Code)

(864) 298-9801
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

World Acceptance Corporation, Inc. held its Annual Meeting of Shareholders on August 4, 2010. Of the 15,664,082 shares outstanding and entitled to vote, 14,024,977 shares were represented at the meeting, or an 89.54% quorum. The final results of voting for each matter submitted to a vote of stockholders at the meeting are as follows:

Proposal 1 — Election of Directors
Elected the following seven individuals to the Board of Directors to serve as directors for a term of one year until the Annual Meeting of Shareholders in 2011, and until their successors have been duly elected and qualified:

	Votes Cast For	Votes Withheld	Votes Abstained	Broker Non-Votes

Ken R. Bramlett, Jr.	12,505,007	169,154	-	-

James R. Gilreath	12,470,714	203,447	-	-

William S. Hummers IIII	12,470,679	203,482	-	-

A. Alexander McLean III	12,459,024	215,137	-	-

Mark C. Roland	12,528,113	146,048	-	-

Charles D. Way	12,505,007	169,154	-	-

Darrell E. Whitaker	12,528,998	145,163	-	-

Proposal 2 — Ratification of Appointment of Independent Auditors
Ratified the selection of KPMG, LLP as independent auditors for the year ending March 31, 2011. The voting results for this ratification were 13,872,606 — For ; 146,474 — Against ; and 5,897 — Abstained .

Item 8.01. Other Events.

On  August 4, 2010, the Board of Directors authorized the Company to repurchase up to $20 million of the Company’s common stock. This repurchase authorization follows, and is in addition to, a similar repurchase authorization of $20 million announced in May 2010. After taking into account all shares repurchased through August 4, 2010, the Company has approximately $22.0 million in aggregate remaining repurchase capacity under all of the Company’s outstanding repurchase authorizations. The timing and actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements and other market and economic conditions. The Company’s stock repurchase program may be suspended or discontinued at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Acceptance Corporation

Date: August 5, 2010	By:	/s/ Kelly M. Malson
Kelly M. Malson, Senior Vice President
And Chief Financial Officer